Exhibit 99.2

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos 713 232 7551
Media Contact:	Guy A. Cantwell 713 232 7647	News Release FOR RELEASE: December 19, 2008

TRANSOCEAN COMPLETES CHANGE OF PLACE OF INCORPORATION

HOUSTON—Transocean Inc. (NYSE: RIG) announced the completion today of the change of place of incorporation of its group holding company from the Cayman Islands to Switzerland (the “Transaction”).

In the Transaction, each outstanding ordinary share of Transocean Inc. immediately prior to the effective time of the Transaction was exchanged for one share of Transocean Ltd. The shares of Transocean Ltd. will be listed on the New York Stock Exchange under the trading symbol “RIG,” the same symbol under which the ordinary shares of Transocean Inc. were listed.

About Transocean

Transocean Inc. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 136 mobile offshore drilling units plus 10 announced ultra-deepwater newbuild units, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 29 Midwater Floaters, 10 High-Specification Jackups, 54 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide. Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.” For more information about Transocean, please visit www.deepwater.com.

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